Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-45533, No. 333-39289,
No. 333-141261, No. 333-100631, No. 333-63176, No. 333-80835, No. 333-72961, No. 333-12983, No. 333-06873, No. 33-97680,
No. 33-84974, No.  333-135503 and No. 333-142723; Forms S-8 No. 333-06869, No. 333-107244, No. 333-83403,
No. 333-102609, No. 333-66257 and No. 333-88237; and Forms S-4 No. 333-44576 and No. 333-35873) of Equity Residential and in the related Prospectuses of our report dated February 21, 2007 (except for Notes 12, 13 and 20, as to which the date is August 27, 2007), with respect to the consolidated financial statements and schedule of Equity Residential, included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois
August 27, 2007

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